STANDARD COMMERCIAL CORPORATION                                  EXHIBIT  11
COMPUTATION OF EARNINGS PER COMMON SHARE
(In thousands, except per share information; unaudited)

                                                          First quarter ended
                                                                      June 30
                                                            1996*       1995*
                                                     -----------------------
PRIMARY EARNINGS PER SHARE

Income (loss) from continuing operations...................     $1,508     $(6,255)
Less - ESOP preferred stock dividends net of tax ..........        115         121
Income (loss) from                                         -----------------------
  continuing operations
  applicable to common stock...............................      1,393      (6,376)
Loss from discontinued operations..........................          -      (4,500)
                                                           -----------------------
Net income (loss) applicable to common stock...............     $1,393    $(10,876)
                                                           =======================
Primary average shares outstanding.........................  9,167,642   8,797,639
                                                           =======================
Earnings (loss) per common share
   - from continuing operations............................      $0.15      $(0.73)
   - from discontinued operations..........................          -       (0.51)
                                                           -----------------------
   - net...................................................      $0.15      $(1.24)
                                                           =======================
FULLY DILUTED EARNINGS PER SHARE

Income (loss) from continuing operations
  applicable to common stock...............................     $1,393     $(6,376)
Add - after-tax interest expense on 7 1/4%
        convertible subordinated debentures................        825         825
    - dividends payable to ESOP assuming
        conversion to common stock.........................          -           -
                                                           -----------------------
Adjusted income (loss) from continuing operations..........      2,218      (5,551)
Loss from discontinued operations..........................          -      (4,500)
                                                           -----------------------
Net income (loss) applicable to common stock...............     $2,218    $(10,051)
                                                           =======================
Primary average shares outstanding.........................  9,167,642   8,797,639
Increase in shares outstanding assuming
  - conversion of 7 1/4% convertible subordinated
      debentures at November 13, 1991......................  2,257,115   2,126,348
  - conversion of ESOP convertible
      preferred stock at July 1, 1993......................    257,892     260,911
                                                           -----------------------
Fully diluted average shares outstanding................... 11,682,649  11,227,679
                                                           =======================
Earnings (loss) per common share
  - from continuing operations.............................      $0.19      $(0.50)
  - from discontinued operations...........................          -       (0.40)
                                                           -----------------------
  - net....................................................      $0.19      $(0.90)
                                                           =======================

*Calculation of fully diluted earnings per share includes adjustments which are antidilutive. Therefore, no fully diluted earnings per share are shown on the face of the income statement.